SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[x] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HOME LOAN SERVICING SOLUTIONS, LTD.
(Name of registrant as specified in its charter)

The Mangrove Partners Master Fund, Ltd.
The Mangrove Partners Fund, L.P.
Mangrove Partners Fund (Cayman), Ltd.
Mangrove Partners
Mangrove Capital
Nathaniel August
Kevin J. Doyal
John S. Dubel
A. Jay Meyerson
Amy C. Schumacher
(Name of person(s) filing proxy statement, if other than the registrant)
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The Mangrove Partners Master Fund, Ltd., together with the other participants named herein (collectively, “Mangrove”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Mangrove at the 2015 annual meeting of shareholders (the “Annual Meeting”) of Home Loan Servicing Solutions, Ltd. Mangrove has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

On February 12, 2015, Mangrove issued the following press release:

Mangrove Nominates A Full Slate Of Five Highly Qualified Individuals For Election To The Board Of Directors Of Home Loan Servicing Solutions, Ltd. Believes Wholesale Board Change is Needed to Protect HLSS Shareholders from Risks Related to Ocwen Loan Servicing, LLC

Reiterates Belief that There is Opportunity to Generate Significant Value for Shareholders by Transferring Servicing Rights Away from Ocwen

NEW YORK, Feb. 12, 2015 /PRNewswire/ -- The Mangrove Partners Master Fund, Ltd. ("Mangrove"), a significant shareholder of Home Loan Servicing Solutions, Ltd. (Nasdaq: HLSS), today announced it has formally nominated five highly qualified and independent director nominees — Nathaniel August, Kevin J. Doyle, John S. Dubel, A. Jay Meyerson and Amy C. Schumacher — for election to the Board of Directors of HLSS at its upcoming 2015 Annual General Meeting of shareholders.

Nathaniel August, the founder and President of Mangrove Partners and a nominee, stated: "As we have previously explained to the Board, we have serious concerns that this Board is exposing HLSS shareholders to potentially significant value destruction through the Company's continued relationship with Ocwen. We believe that ending the Company's relationship with Ocwen both protects shareholders from value destruction and moreover has the potential to generate significant additional value.

"Our valuation work leads us to believe that transferring the servicing rights away from Ocwen could create significant value for HLSS — between $8 and $13 per share of incremental value to HLSS in our reasonable estimation. Based on the Company's book value on September 30, 2014, this would represent an increase in book value of between 44% and 72%."

Mr. August continued: "But instead of action, this Board has provided us with nothing more than vague assurances that it has been working to address these issues. Given the significant value destruction that shareholders are facing coupled with the value-creating opportunity this Board appears intent on wasting, empty promises and ambiguous commitments are moot. That is why we are taking the extraordinary step of nominating a slate of five highly qualified independent nominees to the Board who we believe will be committed to completing the strategic actions necessary to protect and enhance shareholder value at HLSS."

Mr. August concluded: "While we remain open to further discussion with the Board and are amenable to reaching a mutually agreeable resolution that benefits all shareholders, we remain firm in our position on this matter — HLSS must terminate its relationship with Ocwen. If this Board continues to refuse to take action, we look forward to presenting shareholders with what we believe will represent the far superior choice of leadership at the Company's 2015 Annual Meeting."

Mangrove's nominees are:

Nathaniel August. Mr. August is the founder and President of Mangrove Partners and has an extensive background in financial analysis and a broad understanding of the operational, financial and strategic issues facing public companies. Prior to founding Mangrove Partners in April 2010, Mr. August was a Director at White Eagle Partners, a global, value-oriented investment advisory firm, from December 2008 to January 2010. Previously he served as a Senior Analyst at Brahman Capital Partners, a long/short equity strategy hedge fund, from March 2006 to September 2008, an Investment Analyst at K Capital Partners, a private investment firm, from June 2003 to January 2006, and an Analyst at Goldman Sachs in the Principal Investment Area from July 2001 to May 2003.

Kevin J. Doyle. Mr. Doyle brings with him financial expertise, as well as a senior management background and legal, regulatory and governance experience obtained while serving as General Counsel to a NYSE-listed financial services/insurance company. He currently serves on the Board of Directors of ACA Financial Guaranty Corporation, a diversified financial guaranty insurance company providing municipal bond insurance with a focus on marginal credits, and on the Board of Directors of Allianz Life Insurance Company of New York, a life and annuity insurance company. Previously, Mr. Doyle served on the Board of Directors of Financial Guaranty Insurance Company from January 2012 until June 2012. Until 2011, Mr. Doyle served in various capacities at Ambac Financial Group, Inc. ("Ambac"), a financial services holding company, including Senior Vice President and General Counsel from 2000 until August, 2011, Managing Director and General Counsel, Specialized Finance, from 1995 until 2000, and Vice President and Assistant General Counsel from 1991 to 1995. Mr. Doyle managed legal aspects of Ambac's $700 billion credit portfolio, which included a large portfolio of residential mortgage-backed securities.

John S. Dubel. Mr. Dubel is the Chief Executive Officer of Dubel & Associates, LLC, a provider of restructuring and turnaround services to underperforming companies, which he founded in 1999. He has significant experience with originators and servicers of mortgages and 30 plus years of providing restructuring and turnaround services to underperforming companies. Through Dubel & Associates he served as the Chief Executive Officer and member of the Board of Directors of FGIC Corporation, an insurance holding company, and Financial Guaranty Insurance Company, a monoline bond insurer, from December 2008 to December 2013, and as the sole independent member of the Board of Directors of Barneys New York, Inc., a national retail company, from February 2012 to May 2012 during their recapitalization. Mr. Dubel currently serves as the Chairman of the Board of Trustees of the ResCap Liquidating Trust, an entity set up to wind down the post-Chapter 11 assets of Residential Capital, LLC, one of the largest originators and servicers of residential mortgages and prior to that as the Co-Chair of the Official Committee of Unsecured Creditors of Residential Capital, LLC. He also currently serves as an independent member of the boards of FXI Holdings, Inc., a leading producer of foam innovation products, and Werner Worldwide Holding Company, L.P., the leading provider of climbing equipment in the United States.

A. Jay Meyerson. Mr. Meyerson currently serves as an independent director on the Board of Directors of Ally Bank, a wholly owned subsidiary of Ally Financial Inc., and is a member of the Risk and Compensation committees of the Board. He is also the owner of A. Jay Meyerson Consulting, a privately-owned management consulting firm specializing in financial services, bank merger acquisition and private equity investment evaluation. Prior to that, Mr. Meyerson served as the Chief Marketing Officer of GMAC, a holding company for diverse financial service businesses which is now known as Ally Financial Inc., from 2007 to 2008. Previously, Mr. Meyerson served as the President and Chief Executive Officer of Aames Investment Corporation, a mortgage real estate investment trust, from 1999 to 2004, and as its Chairman of the Board and Chief Executive Officer from 2004 to 2006. Aames Investment Corporation was acquired by Accredited Home Lenders Holding Co. in 2006. Mr. Meyerson served on the board of Accredited Home Lenders in 2006 and 2007. Mr. Meyerson held the position of Managing Director of KPMG, LLP, a U.S. audit, tax and advisory services firm, from 1997 to 1999. Mr. Meyerson additionally held various senior executive level positions at KeyCorp, one of the nation's largest bank-based financial services companies, and its subsidiaries and predecessors, since 1989. Mr. Meyerson was Chairman and Chief Executive Officer of KeyCorp's national consumer finance subsidiary, KeyBank USA/National Consumer Finance, from 1994 to 1997. He also served in the United States Army, Active and Reserves.

Amy C. Schumacher. Ms. Schumacher has extensive experience as a senior executive in the mortgage industry, including leading origination, servicing and capital markets organizations. She currently serves as the Chief Operating Officer of Prospect Mortgage, a residential retail mortgage lender, a position she has held since July 2013. Previously, she served in various capacities at Apollo Global Management ("Apollo"), an alternative investment manager in private equity, credit-oriented capital markets and real estate with $160 billion in assets under management, from 2007 until 2012, which included the role of Chief Executive Officer of Vantium Capital Inc., a de novo entity launched with Apollo to help lenders and investors optimize cash flow and resolve distressed mortgage debt. From 1997 until 2006, she served in various capacities at WMC Mortgage Corp, a wholesale originator of subprime residential mortgages, including as Chief Executive Officer from 2003 until 2006. Ms. Schumacher served on the Board of Directors of Source Corp., Inc., a business process outsourcing and consulting firm, a position she held from 2008 to 2013. Previously she served as a member of the Board of Directors of Bluebeam Software Corp from 2005 until 2012.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Mangrove Partners Master Fund, Ltd. ("Mangrove"), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of shareholders of Home Loan Servicing Solutions, Ltd. (the "Company").

MANGROVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Mangrove, The Mangrove Partners Fund, L.P. ("Mangrove LP"), Mangrove Partners Fund (Cayman), Ltd. ("Mangrove Fund Cayman"), Mangrove Partners, Mangrove Capital, Nathaniel August, Kevin J. Doyle, John S. Dubel, A. Jay Meyerson and Amy C. Schumacher (collectively, the "Participants").

As of the date hereof, Mangrove owned 1,655,719 shares of the Company's Common Stock. As the two controlling shareholders of Mangrove, each of Mangrove LP and Mangrove Fund Cayman may be deemed the beneficial owner of the shares of Common Stock of the Company owned by Mangrove. Mangrove Partners is the investment manager of each of Mangrove, Mangrove LP and Mangrove Fund Cayman. Mangrove Capital is the general partner of Mangrove LP. Mr. August is the Director of each of Mangrove Partners and Mangrove Capital. By virtue of these relationships, each of Mangrove Partners, Mangrove Capital and Mr. August may be deemed to beneficially own the shares of Common Stock of the Company owned by Mangrove. As of the date hereof, none of Messrs. Doyle, Dubel or Meyerson nor Ms. Schumacher owned any shares of Common Stock of the Company.

About Mangrove Partners

Mangrove Partners is a value-oriented investment manager. Its investment objective is to organically compound net worth while minimizing the chances of a permanent loss of capital. Its goal is to generate positive returns from both long and short investments as opposed to employing a relative value or market hedging strategy.

www.mangrovepartners.com

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

SOURCE Mangrove Partners Master Fund, Ltd.